Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Michael Heinley
rfisher@webmd.net	mheinley@webmd.net
212-624-3817	212-624-3926

WebMD Announces Third Quarter Financial Results

WebMD Reaffirms 2015 Outlook

New York, NY (November 3, 2015)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the three months ended September 30, 2015.

“We are pleased to report third quarter results that are above the high end of our financial guidance,” said David Schlanger, Chief Executive Officer, WebMD. “With a significant backlog and positive sales momentum, we are reaffirming our 2015 outlook today. We expect to deliver in the fourth quarter the largest quarter in the Company’s history. The environment remains strong and we are well positioned to continue to grow revenue and further strengthen our market leadership.”

Financial Highlights

For the three months ended September 30, 2015:

•	Revenue was $152.6 million, compared to $143.5 million in the prior year period, an increase of 6%. Advertising and sponsorship revenue was $118.7 million compared to $112.5 million in the prior year period. Private portal services revenue was $27.5 million compared to $25.8 million in the prior year period. Information services revenue was $6.4 million compared to $5.2 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $46.4 million, compared to $39.3 million in the prior year period, an increase of 18%.

•	Net income was $13.2 million or $0.32 per diluted share, compared to $9.8 million, or $0.23 per diluted share in the prior year period. Net income would have been $14.4 million, or $0.34 per diluted share, excluding an after-tax loss on convertible notes of $(1.2) million.

Traffic Highlights

Traffic to the WebMD Health Network during the third quarter reached an average of 206 million unique users per month generating 4.00 billion page views for the quarter, increases of 8% and 11%, respectively, from the prior year period.

Balance Sheet Highlights

As of September 30, 2015, WebMD had: approximately $612 million in cash and cash equivalents; $803 million in aggregate principal amount of convertible notes outstanding; and approximately 37.5 million shares of its common stock outstanding (including approximately 1.0 million unvested shares of restricted stock).

During the third quarter, WebMD used $23.1 million in cash to repurchase approximately 558 thousand shares of its common stock under its stock repurchase program. As of September 30, 2015, approximately $34 million remained available for repurchases under WebMD’s stock repurchase program. Under the repurchase program, WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors. In addition, WebMD used $151.0 million in cash during the quarter to repurchase $149.6 million principal amount of its 2.25% Convertible Notes due 2016.

Financial Guidance

Today, WebMD reaffirmed its 2015 revenue guidance and slightly increased its earnings guidance to reflect lower than anticipated expenses and the effect of convertible note and stock repurchases made since July 30, 2015.

For the full year ending December 31, 2015, WebMD expects:

•	Revenue to be approximately $625 million to $635 million, an increase of 8% to 9% from the prior year.

¡	Approximately $492 million to $500 million of revenue is expected to be from advertising and sponsorship, an increase of 8% to 10% from the prior year. Growth in advertising and sponsorship is expected to be driven primarily by growth in revenue from biopharma and medical device customers of approximately 11% to 12% in 2015.
¡	Approximately $107 million to $108.5 million of revenue is expected to be from private portal services, an increase of 4% to 5% from the prior year.
¡	Approximately $26 million to $26.5 million of revenue is expected to be from information services, an increase of 12% to 14% from the prior year.

•	Adjusted EBITDA to be approximately $185 million to $192 million, an increase of approximately 17% to 21% from the prior year.

•	Income from continuing operations and net income to be approximately $59 million to $64 million, an increase in income from continuing operations of approximately 44% to 56% from the prior year and an increase in net income of approximately 40% to 52% from the prior year.

For the fourth quarter of 2015, WebMD expects:

•	Revenue to be approximately $181 million to $191 million, an increase of approximately 11% to 17% from the prior year period.

•	Adjusted EBITDA to be approximately $59 million to $66 million, an increase of approximately 23% to 37% from the prior year period.

•	Income from continuing operations and net income to be approximately $22 million to $28 million, an increase in income from continuing operations of approximately 45% to 85% from the prior year period and an increase in net income of approximately 35% to 72% from the prior year period.

A schedule summarizing the Company’s financial guidance is attached to this press release.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities or momentum and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services and the timing of entry into and implementation of specific contracts with customers, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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